Exhibit 99.1

Pier 1 Imports, Inc. Announces Fourth Quarter and Fiscal Year Sales

FORT WORTH, Texas--(BUSINESS WIRE)--March 3, 2011--Pier 1 Imports, Inc. (NYSE:PIR) today reported sales results for the fourth quarter and fiscal year ended February 26, 2011.

Fourth Quarter Highlights

  Comparable store sales increase of 8.9% versus last year’s increase of 6.5%
  Merchandise margins expected to be at least 58.0% of sales
  Earnings per share expected to be $0.47 to $0.48

Comparable store sales for the fourth quarter ended February 26, 2011 increased 8.9% compared to last year’s comparable store sales increase of 6.5% for the fourth quarter ended February 27, 2010. Total sales for the quarter improved to $427 million compared to $396 million in the year-ago quarter. For the fiscal year ended February 26, 2011, total sales were $1,396 million compared to total sales of $1,291 million last fiscal year. Comparable store sales increased 10.9% for the fiscal year compared to a comparable store sales increase of 1.5% last fiscal year. The comparable store sales increases for the fourth quarter and fiscal year were driven by increases in average ticket, conversion and traffic. Merchandise margins remained strong in the fourth quarter and will be at least 58.0% of sales, up from previous expectations of 57.5% of sales and last year’s fourth quarter merchandise margins of 55.8% of sales. Fourth quarter earnings are expected to be in a range of $0.47 to $0.48 per share versus last year’s fourth quarter reported earnings of $0.30 per share.

Alex W. Smith, President and Chief Executive Officer, commented, “Fiscal 2011 has been an outstanding year for Pier 1 Imports and we are delighted to end the year with a bumper fourth quarter – our most successful in seven years. The sell through on holiday merchandise was ahead of last year resulting in lower post Christmas sales and higher merchandise margins. Our Valentine’s Day merchandise had an extremely high sell through and Easter is tracking above last year. Early reads on outdoor and spring assortments are encouraging and our core assortments continue to strengthen. We look forward to discussing our fourth quarter and year-end results and next year during our upcoming conference call.”

Raymond James Institutional Investor Conference

The Company today announced that it is participating in the Raymond James Institutional Investors Conference being held March 6th – 9th at the JW Marriott Orlando, Grande Lakes Hotel. Alex W. Smith, President and Chief Executive Officer, and Cary Turner, Executive Vice President and Chief Financial Officer, will make a presentation on March 7th during which they will provide a general update on the Company’s business.

Fourth Quarter and Fiscal Year Results and Conference Call Information

The Company will announce fiscal 2011 fourth quarter and fiscal year financial results prior to market open on April 7, 2011 and will host a conference call later that morning at 10:00 a.m. Central Time to discuss the results. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by calling 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 45804562.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400